Exhibit 99.1

VSE Reports Financial Results for Fourth Quarter and Year End 2010
Revenues Decline in Challenging Year; Operating Margin Continues to Improve

Alexandria, Virginia, February 24, 2011 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three and twelve month periods ended December 31, 2010.

Financial Results

	Three months ended December 31,			Twelve months ended December 31,
(in thousands, except per-share data and percentages)	2010	2009	% Change	2010	2009	% Change
Revenues	$212,444	$256,007	(17.0)%	$866,036	$1,014,639	(14.6)%
Operating income	$7,764	$8,044	(3.5)%	$38,213	$38,479	(0.7)%
Operating margin	3.7%	3.1%	Up 60 bp	4.4%	3.8%	Up 60 bp
Net income	$4,968	$5,216	(4.8)%	$23,687	$24,024	(1.4)%
Diluted EPS	$0.96	$1.01	(5.0)%	$4.56	$4.67	(2.4)%

Revenues for the fourth quarter of 2010 were $212 million compared to $256 million in the fourth quarter of 2009. Revenues in 2010 were $866 million, compared to $1.015 billion in 2009. Operating income for the fourth quarter of 2010 was $7.8 million compared to $8.0 million in the fourth quarter of 2009. Operating income in 2010 was $38.2 million, compared to $38.5 million in 2009.

The revenue decline for the fourth quarter of 2010 and the full year of 2010 was primarily attributable to the expiration of delivery orders on our U.S. Army CECOM Rapid Response (“R2”) contract as it neared its January 2011 expiration.  Activity under the follow-on R23G contract, which was awarded in July of 2010, has been sluggish due to government budget uncertainty.  We also experienced a general decline in subcontractor pass-through services provided to the U.S. Navy on other engineering and technical services task orders. The 2010 declines were partially offset by increased Foreign Military Sales (“FMS”) ship repair and transfer services; increased revenues from our IT, Energy and Management Consulting Group services, including revenues from our acquisition of Akimeka in August 2010; and increased revenues from work on our Port of Anchorage Intermodal Expansion Project in Alaska.

Operating income for the fourth quarter of 2010 and the full year of 2010 remained relatively constant. Programs with revenue decreases consisted mostly of low margin subcontractor services, while, the programs with revenue increases consisted largely of higher margin professional labor services and other fee bearing efforts. As a result, we increased our operating margins from 3.1% to 3.7% for the fourth quarter of 2010, and from 3.8% to 4.4% for the full year of 2010.

Fourth quarter 2010 net income was $5.0 million, or $0.96 per diluted share, compared to $5.2 million, or $1.01 per diluted share in the fourth quarter of 2009. Net income for 2010 was $23.7 million, or $4.56 per diluted share, compared to $24.0 million, or $4.67 per diluted share in 2009. Net profit margin for the fourth quarter of 2010 was 2.3%, up from 2.0% for the fourth quarter of 2009. Net profit margin for 2010 was 2.7%, up from 2.4% for 2009. The increases in net profit margins are primarily due to our increased operating margins.

Funded backlog at December 31, 2010 was approximately $407 million, down 14% from $476 million at December 31, 2009. The nature of the funded backlog continues to move toward contracts to be performed directly by VSE employees, which generally provides higher margins than subcontracted work.

Operational Highlights in 2010

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We acquired Akimeka, LLC, a health services information technology consulting company headquartered in Hawaii with offices in Virginia, Florida and Texas in August 2010. Most of Akimeka's customers are in the military health system. Core expertise lies in E-health; Enterprise Architecture; Information Assurance/Business Continuity; Public Safety; Web Based Technologies and Systems Design and Integration.

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Our Federal Group was awarded a five-year ID/IQ prime contract in July 2010 to continue work under U.S. Army CECOM's Rapid Response-Third Generation (R2-3G). The award was one of several new multiple award omnibus contracts and the VSE team consists of multiple subcontractors to support contract requirements.

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G&B Solutions received a contract award, as a subcontractor to CSC, to provide Information Technology Support Services (ITSS) to the Social Security Administration (SSA). CSC is one of four firms to be awarded this $2.8 billion ID/IQ contract with a base period of one year and six one-year options.

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Our International Group was awarded a 10-year ID/IQ contract worth up to $80 million to provide support services to the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF).

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Under the NAVSEA Foreign Military Sales contract, VSE’s GLOBAL Division successfully completed the reactivation of ex-USNS Andrew J. Higgins (renamed Almirante Montt) for Chile.  GLOBAL also won two awards totaling $36.7 million, including delivery orders, for supporting the reactivation and transfer of the USS McInerney (FFG-8) to Pakistan.

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Our Energetics subsidiary was awarded a three-year $21.7 million contract in September 2010 to support the U.S. Department of Energy, Office of Electricity Delivery and Energy Reliability (OE) in Washington, DC. The contract entails support for two of OE’s main programs, the Electricity Research and Development program and the Smart Grid Investment Grant program.

Commenting on VSE’s financial results for 2010, Maurice “Mo” Gauthier, VSE’s CEO said, “This year was once again distinguished by significant headwinds best characterized by sluggish award activities and delayed funding of existing contracts, which has put pressure on current revenues and funded backlog.  Our successful efforts to improve our profit margins have helped us to defend our bottom line in a year in which we have experienced challenges in reshaping and sustaining the sources of our revenue. We will continue our strategic efforts to grow our core capabilities through increases in our direct labor workforce and the pursuit of lines of business that are more profitable.”

“The acquisition of Akimeka represents a key initiative in our efforts to improve profitability, as most of Akimeka’s revenues are derived from services performed by a skilled professional workforce. As we increase our direct labor workforce both organically and through acquisition, we expect to see further increases in our profit margins, such as those experienced by our IT, Energy and Management Consulting Group. Though our government customers face budget pressures, we continue to see a strong demand for expertise in our core areas, including sustaining legacy equipment unlikely to be replaced in the current budget environment, while adding new offerings to that expanding market.  We shall retain our focus on sustainment, operational support for the warfighter, engineering support for foreign military sales, IT services (including Healthcare IT), energy and management consulting, and construction management. We believe the composition of our workforce and the services we offer are well aligned with near and long term government spending priorities.”

About VSE

VSE is a diversified Federal Services company of choice with over 52 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management and consulting. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.